Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 29, 2012, relating to the consolidated financial statements and financial statement schedules of Allied World Assurance Company Holdings, AG and subsidiaries (the “Company”) and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

Our reports refer to the Company’s adoption, as of April 1, 2009 of new FASB guidance in relation to its method of accounting for other-than-temporary impairments of debt securities.

/s/ Deloitte & Touche Ltd.

Deloitte & Touche Ltd.

Hamilton, Bermuda

February 18, 2013